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                                                                      EXHIBIT 12

                                  PFIZER INC.

                       RATIO OF EARNINGS TO FIXED CHARGES
                           IN MILLIONS, EXCEPT RATIOS

                                                                                        FOR THE NINE
                                                                                        MONTHS ENDED
                                                FOR THE YEARS ENDED DECEMBER 31,         OCTOBER 3,
                                           ------------------------------------------   ------------
                                            1998     1997     1996     1995     1994        1999
                                           ------   ------   ------   ------   ------   ------------
Earnings before provision for income
  taxes and minority interests...........  $2,594    2,867    2,528    2,017    1,577       3,144
Less:
  Minority interests.....................       2       10        6        7        5           3
  Undistributed losses of unconsolidated
    subsidiaries.........................      --       --       --       --       (1)         --
                                           ------   ------   ------   ------   ------      ------
Adjusted income..........................   2,592    2,857    2,522    2,010    1,573       3,141
Fixed charges............................     180      189      198      223      150         183
                                           ------   ------   ------   ------   ------      ------
Total earnings as defined................   2,772    3,046    2,720    2,233    1,723       3,324
Fixed charges:
  Interest expense(a)....................     136      147      161      188      122         150
  Rents(b)...............................      44       42       37       35       28          33
                                           ------   ------   ------   ------   ------      ------
  Fixed charges..........................     180      189      198      223      150         183
Capitalized interest.....................       7        2        5       13       15           5
                                           ------   ------   ------   ------   ------      ------
Total fixed charges......................  $  187      191      203      236      165         188
                                           ======   ======   ======   ======   ======      ======
Ratio of Earnings to fixed charges.......    14.8     15.9     13.4      9.5     10.4        17.7
                                           ======   ======   ======   ======   ======      ======

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(a) Interest expense includes amortization of debt discount and expenses.

(b) Rents included in the computation consist of one-third of rental expense which the Company believes to be a conservative estimate of an interest factor in its leases, which are not material.